                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Integrated Information Systems, Inc.:

We consent to incorporation by reference in the registration statements (No.
333-32856 and No. 333-32858) filed on Form S-8 of Integrated Information
Systems, Inc. of our report dated February 15, 2002, relating to the consolidated balance sheets of Integrated Information Systems, Inc. and subsidiary as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in Form 10-K of Integrated Information Systems, Inc.

Our report dated February 15, 2002 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated February 15, 2002 refers to the adoption of Statement of
Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and
certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as
required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

                                            /s/ KPMG LLP

Phoenix, Arizona
March 29, 2002